Circuit City Stores, Inc. Announces Record December Sales

Richmond, Va., January 6, 2006 - Circuit City Stores, Inc. (NYSE:CC) today announced record sales for the month ended December 31, 2005. Total sales increased 12.1 percent to $1.98 billion from $1.77 billion in the month ended December 31, 2004, with a consolidated comparable store sales increase of 10.8 percent led by an 11.1 percent increase in domestic segment comparable store sales.

                                                    Month Ended                              Comparable
                                                     December 31            Year-Over-       Store Sales
(Dollar amounts in billions)                     2005         2004          Year Change      Change (a)
---------------------------------------------------------------------------------------------------------
Domestic segment sales .....................     $1.88        $1.67            12.1%            11.1%
International segment sales ................      0.11         0.09            12.6%             4.2%
                                                -------------------
Net sales and operating revenues............     $1.98        $1.77            12.1%            10.8%
                                                 ==================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. Comparable store sales include Web-originated sales and sales from relocated stores. International segment sales are included in the company's comparable store sales and are calculated in local currency.
The calculation of consolidated comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

"Our record December sales results are further evidence of the great work being done by Associates throughout our company," said W. Alan McCollough, chairman and chief executive officer of Circuit City Stores, Inc. "They executed an effective holiday season plan, which we believe translated into a superior customer experience in all of our sales channels. More effective advertising, improved inventory in-stock levels and a tightly integrated multi-channel offering helped drive the year-over-year improvement. A strong increase in the average ticket size more than offset a reduction in traffic, compared with the prior year. We are particularly pleased that we were able to deliver our strong sales results in December's promotional retail environment.

"In December we saw strength in a broad number of categories, but we saw significant strength in flat panel televisions, MP3 players and accessories, notebook computers, video game hardware, navigation products and imaging products," said McCollough.

"We are pleased with the strong growth in our direct sales channel," said McCollough. "For the month, Web-originated sales grew by 49 percent over the prior year. We believe our guaranteed express pickup offering, which enabled customers to shop for Christmas gifts over the Web through Christmas Eve, was a competitive advantage during the month.

"We have discussed our work to upgrade, evolve and innovate our business for several quarters, and we believe the results from those parallel efforts are evident in our December sales performance," concluded McCollough.

The company raised its range of expectations for sales growth for fiscal 2006. The company now expects total sales growth of 10 percent to 12 percent. The previous expectation was total sales growth of 8 percent to 10 percent. The company now expects domestic comparable store sales growth in the upper-single digit range. The previous expectation was comparable store sales growth in the mid- to upper-single digit range.

The company reaffirmed the remainder of its outlook for fiscal 2006, including operating margin (earnings from continuing operations before income taxes as a percentage of sales) of 1.6 percent to 2.0 percent.

The fiscal 2006 outlook is based on the following assumptions:
o        continued strong sales performance
o        a stable competitive environment
o        a stable macroeconomic environment
o        no unforeseen inventory shortages

Domestic Segment
For the month of December, total sales for the domestic segment increased 12.1 percent to $1.88 billion from $1.67 billion in December last year, with an 11.1 percent increase in comparable store sales.

The domestic segment relocated one Superstore during the month.

In the video category, Circuit City produced a double-digit comparable store sales increase in the month. Television comparable store sales increased by double digits, led by triple-digit comparable store sales growth in flat panel displays. Growth in television sales and double-digit comparable store sales growth in imaging products were partially offset by a double-digit comparable store sales decline in DVD players.

In the information technology category, Circuit City produced a single-digit comparable store sales increase in the month driven by a double-digit comparable store sales increase in notebook computers.

In the audio category, Circuit City produced a double-digit comparable store sales increase in the month, primarily reflecting double-digit comparable store sales growth in portable digital audio products and mobile audio. Growth in mobile audio reflects growth in navigation products and digital satellite radio products. Comparable store sales growth in portable and mobile audio products was partially offset by a single-digit comparable store sales decline in home audio products.

In the entertainment category, Circuit City produced a single-digit comparable store sales decrease in the month, reflecting a double-digit comparable store sales decrease in music software and a single-digit decrease in video software. These decreases were partially offset by a double-digit increase in video game hardware, led by strong sales in multiple hardware platforms.

International Segment
For the month of December,  total sales for the international  segment increased
12.6 percent to $106.0 million from $94.1 million in December last year, with a comparable store sales increase of 4.2 percent.

The effect of fluctuations in foreign currency exchange rates accounted for approximately 5 percentage points of the international segment's December total sales increase. Comparable store sales are calculated in local currency.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At December 31, 2005, the domestic segment operated 625 Superstores and six other locations in 157 U.S. media markets. At December 31, 2005, the international segment operated through 954 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com and at www.thesourcecc.ca.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments,
(2) the company's ability to continue to generate strong sales growth through its direct sales channel and to generate sales and margin growth through expanded service offerings, (3) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (4) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (5) costs, changes in competitive conditions, business disruption or lack of customer acceptance associated with the rebranding of InterTAN's RadioShack(R)-branded stores and dealer outlets in Canada, (6) the possibility of adverse changes in general economic conditions, and (7) the accuracy of the assumptions underlying the company's projected 2006 results as discussed in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2005, in the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2005, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

                                       ###

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038